Dated 29th June 2021

(1) CHENG Yee Man Elaine
as Vendor

AND

(2) AJIA CORPORATE SYSTEMS ARCHITECTURE SOLUTION LIMITED
(愛家系統架構發展有限公司)
as Purchaser

AND

(3) JIAYU INSURANCE FINANCE LIMITED
(家譽保險理財有限公司)
as Company

Sale and Purchase Agreement
for the 51% issued share capital of
JIAYU INSURANCE FINANCE LIMITED
(家譽保險理財有限公司)

THIS AGREEMENT is made on the 29th June 2021

BETWEEN:-

(1) **[Jiayu Insurance Finance Limited]**, a company incorporated with limited liability in Hong Kong having its registered office at, Room 1001, Grandmark, No. 10 Granville Road, Tsim Sha Tsui, Kowloon, Hong Kong, details of which are set out in Part A of Schedule 1 (the "**Company**").

(2) **[CHENG Yee Man Elaine]**, Hong Kong Identity No. is G516631(3).("**Vendor**");

(3) **[Ajia Corporate Systems Architecture Solution Limited]**, a company incorporated with limited liability in the Hong Kong having its registered office at Room 1001, 10/F, Grandmark, No. 10 Granville Road, Tsimshatsui, Kowloon, Hong Kong] (the "**Purchaser**"); and

(The Vendor, the Purchaser and the Company shall collectively be referred to as "**Parties**" and "**Party**" means any one of them.)

WHEREAS:-

(A) The Company is a limited liability company incorporated in the Hong Kong with its principal business being trading activities. As at the date hereof, the Company has 1 class of authorized shares. The Company's general information including but not limited to the Company's total number of shares issued and outstanding, each shareholder's percentage interest, and Company's directors are detailed in Part A of Schedule 1.

(B) As at the date of this Agreement, the Vendor is the registered and beneficial owners of One Million and Seventy One Thousand (1,071,000) issued shares representing 51% of the issued share capital of the Company ("Sale Shares").

(C) The Vendor has the right, power and authority to sell, transfer or otherwise dispose of the Sale Shares free from any Encumbrance (defined below). The number of shares to be sold by the Vendor to the Purchaser identified in **Column 2 of Schedule 2 as set forth** opposite the Vendor's name ; and.

(D) The Purchaser is a company incorporated with limited liability in Hong Kong.

(E) The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares upon the terms set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1. DEFINITIONS AND INTERPRETATION

16.1 In this Agreement (including the recitals), unless the context otherwise requires, the following expressions shall have the respective meanings ascribed thereto:-

"Acquisition"	the acquisition by the Purchaser of the Sale Shares from the Vendor under this Agreement;
"business day"	a day on which banks are generally open for business in Hong Kong (excluding Saturdays, Sundays, public holidays and days on which a tropical cyclone warning no. 8 or above or a "black" rainstorm warning signal is hoisted in Hong Kong at any time between the hours of 9:00 a.m. and 5:00 p.m. on weekdays);
"Companies Ordinance"	the Companies Ordinance (Chapter 622 of the laws of Hong Kong);
"Completion"	the completion (or closing) of the sale and purchase of the Sale Shares pursuant to this Agreement and in accordance with Clause 5;
"Completion Date"	the date on which the Completion takes place as defined in Clause 5.1;
"Conditions Precedent"	the conditions precedent set out in Clause 2.1;
"Consideration"	the aggregate consideration payable for the sale and purchase of the Sale Shares as defined in Clause 4.1;
"Encumbrance"	encumbrances of whatsoever nature, including but not limited to any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights and includes any agreement for any of the same and "**Encumber**" shall be construed accordingly;
"Governmental Authority"	any Hong Kong or non-Hong Kong national, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body;
"Governmental Order"	any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with

	any Governmental Authority;
"HK$"	Hong Kong Dollars, the lawful currency of Hong Kong;
"Hong Kong"	the Hong Kong Special Administrative Region of the People's Republic of China;
"Law"	any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over a party hereto or a Person contemplated hereby;
"Person"	any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity;
"PRC"	the People's Republic of China;
"Representative"	with respect to a particular Party, any of its director, officer, employee, agent, advisor or other representative of such Party;
"Sale Shares"	the aggregate of One Million and Seventy One Thousand (1,071,000) issued shares in the issued share capital of the Company legally and beneficially owned by the Vendor as to the corresponding number of shares as set out against the Vendor's name in column 2 of Schedule 2, representing an aggregate of 51% of the entire issued share capital of the Company as at the Completion Date;
"Taxation"	all forms of tax, levy, duty, charge, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority in any part of the world and includes any interest, additional tax, provisional tax, penalty or other charges payable or claimed in respect thereof;
"%"	percent.

1.2 The headings to the Clauses of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement.

1.3 References to Clauses and Schedules are references to the clauses of and schedules to this Agreement.

1.4 Words denoting the singular number shall include the plural and words denoting one gender shall include every other gender or neuter and vice versa.

1.5 References to ordinances, statutes, legislation or enactments shall be construed as a reference to such ordinances, statutes, legislation or enactments as may be amended or re-enacted from time to time and for the time being in force.

1.6 References to a person shall be construed as including references to an individual, corporation, firm, partnership, consortium, joint venture, association, organization, unincorporated body of persons or trust (in each case, whether or not having separate legal personality).

2. CONDITIONS PRECEDENT

2.1 Completion of the sale and purchase of the Sale Shares shall be conditional upon fulfillment of each of the following conditions precedent:

(a) the due diligence of the Company being completed to the satisfaction of the Purchaser in its sole discretion and that there is no matter arising from the due diligence review which in the opinion of the Purchaser may adversely affect the value of the Sale Shares;

(b) Purchaser has provided valid proof of funding for the execution and completion and subsequent settlement of the Consideration as stipulated under the Agreement to the satisfaction of the Vendor in its sole discretion

2.2 The Vendor shall use its best endeavours to render all assistance to the Purchaser and to procure the fulfillment of the conditions set out in Clauses 2.1(a).

2.3 The Purchaser shall use its best endeavours to procure the fulfillment of the conditions set out in Clauses 2.1 (b).

2.4 The Purchaser shall be entitled to waive all or any of the Conditions Precedent (except the Conditions Precedent in Clauses 2.1(b)) at its absolute discretion.

2.5 The Vendor shall, and undertake to the Purchaser to, provide and procure the Company to provide all such information and documents, render all assistance and execute all such applications, documents and other things as may be required by the Purchaser in order to fulfill the Conditions Precedent.

2.6 The Purchaser shall appoint an independent valuer to assess the Company's fair market value. This valuer shall be a qualified and independent professional third party that such appointment is agreeable by both Vendor and Purchaser. The valuation report shall be received on or prior to the Completion Date.

3. REPRESENTATION AND WARRANTY

3.1 Authority of Vendor. Vendor has full authority to enter into this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Vendor of this Agreement, the performance by Vendor of his obligations hereunder, and the consummation by Vendor of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Vendor. This Agreement has been duly executed and delivered by Vendor, this Agreement constitutes a legal, valid and binding obligation of Vendor enforceable against Vendor in accordance with its terms.

3.2 Vendor is the registered and beneficial owner of One Million and Seventy One Thousand (1,071,000) shares (representing 51% of issued and outstanding shares) of the Company. All of the Sale Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Vendor, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Sale Shares, free and clear of all Encumbrances.

4. SALE AND PURCHASE OF THE SALE SHARES

The Vendor as the legal and beneficial owner of the Sale Shares shall sell, and the Purchaser, relying on the representations, warranties, undertakings and indemnities made or given by the Vendor and subject to the terms and conditions contained in this Agreement, shall purchase, the Sale Shares at the Consideration and with effect on the Completion Date free from all Encumbrances and together with all rights and interests accrued thereon and/or attached thereto as at the Completion Date.

5. CONSIDERATION AND PERFORMANCE GUARANTEE

16.1 Subject to Clauses 5.2, based on the Purchaser's management initial estimation from the prevailing market data and transactions, it is estimated that the Company is valued at HK$2,000,000 as a whole and therefore, the aggregate consideration payable by the Purchaser to the Vendor for the Sale Shares shall be HK$1,020,000 (One Million and Twenty Thousand Hong Kong Dollar) (i.e. HK$2,000,000 * 51%) (the "**Consideration**").

16.2 Referring to Clause 2.6 above, there is a valuation report for assessing the Company's estimated fair market value prepared by an independent valuer. If the estimated market value assessed by this valuer has over 5% derivations from the Consideration, the Consideration shall be adjusted upward or downward accordingly. If no disagreement is made between the Vendor and the Purchaser. The adjustment of the Consideration shall be deemed to be agreed by both parties within 5 working days from the date of presentation of the valuation report.

16.3 The Vendor and the Purchaser shall require to refund or additionally pay, based on the adjusted consideration stated in the valuation report within another 5 working days to another party, notwithstanding this valuation report is presented and made after the Completion Date.

6. COMPLETION

16.1 Completion shall take place on 31st Aug, 2021, after all the Conditions Precedent are fulfilled (or otherwise waived by the Purchaser), or such other date as the Vendor and Purchaser may agree (the "**Completion Date**").

16.2 Completion shall take place at the place as the Parties may agree in writing, upon which the following businesses and the transactions shall take place simultaneously:

(a) the Vendor shall deliver to the Purchaser:-

(i) instruments of transfer and bought and sold notes in respect of the Sale Shares in favour of the Purchaser or its nominee duly executed by the Vendor as transferor and seller, together with the relative share certificate(s) and all other documents which may be required to give good title to the Sale Shares or which may be necessary to enable the Purchaser to procure the registration of the same in the name of the Purchaser or its nominee;

(ii) certified true copy of the board resolutions or minutes of the Company approving (a) the transfer of the Sale Shares to the Purchaser, (b) the registration of such transfer and the entering of the name of the Purchaser into the register of members of the Company as holder of the Sale Shares, and (c) the appointment of one person nominated by the Purchaser as director of the Company so that the board of directors of the Company shall only consist of two directors, among them one director is nominated by the Purchaser and one director is nominated by the Vendor;

(iii) company kit of the Company which contains all printed copies of the memorandum and articles of association, register of directors, register of secretary, register of members, minutes book, certificate of incorporation, business registration certificate, share certificate book and all chops and seals of the Company;

(iv) all the books, accounting and business records (together with supporting documents) of each the Company and the contracts which have been signed by of each the Company (whether or not such contracts are still subsisting);

(v) (if requested by the Purchaser and notified to the Vendor) all relevant resolutions of directors and/or shareholder of the Company and any other documents required by the Hong Kong government departments under applicable Hong Kong laws and regulations for changing the directors of the Company so that its board of directors shall only consists of two directors, among them one director is nominated by the Purchaser and one director is nominated by the Vendor;

(vi) all corporate documents of the Company;

(vii) a copy, certified as true and complete by a director of the Company, of the resolutions of the board of directors of the Company approving its execution of this Agreement, the transactions contemplated hereby and all other documents in relation to this Agreement; and

(viii) such other documents as may be required to give a good and effective transfer of title of the Sale Shares to the Purchaser and to enable the Purchaser to become the registered holder thereof;

(b) against compliance and fulfillment of all acts requirements set out in sub-clause (a) above, the Purchaser shall deliver to the Vendor :

(i) the HK$1,020,000 cheque at the Completion;

16.3 The transactions described in Clauses 6.2(a) and (b) shall take place simultaneously, so that in default of the performance of any of such transactions by a Party, the other Party shall not be obliged to complete the sale and purchase of the Sale Shares under this Agreement (without prejudice to any legal remedies available to the other Party).

7. INDEMNITY

16.1 The Vendor hereby agrees and undertakes to fully indemnify the Purchaser and at all times keeps the Purchaser fully indemnified on demand from and against:-

(a) any tax liabilities whether actual, contingent and deferred and penalty which is or becomes payable by the Company as a result of re-assessment of the tax liabilities of the Company for whatever reason for any period up to the Completion Date, non-compliance with any law or regulation including but not limited to failing to keep proper records of books and accounts, filing the

same with the relevant government authorities and discharging its tax liabilities and penalty thereof (if any) where the same becomes due and payable, any act to evade tax or enactment of new law, regulation or policy with retrospective effects; and

(b) any loss, damage or liabilities (whether actual or contingent) caused to the Company or any director, chief executive, legal representative or senior officer of the Company at any time before the Completion Date as a result of any act, fault, default, negligence or omission on the part of any of them or of the Vendor.

16.2 This Clause 7 shall survive the Completion.

8. SEVERABILITY

If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a) the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b) the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.

9. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Parties in connection with the subject-matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and neither Party has relied on any such proposals, representations, warranties, agreements or undertakings.

10. TIME

16.1 Time shall be of the essence of this Agreement.

16.2 No time or indulgence given by any Party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

11. CONFIDENTIALITY

16.1 Confidential Information

Each Party shall, at all times, maintain strict confidence in respect of all information in relation to this Agreement and the Company, and shall not divulge any information

in connection with this Agreement to any third party, except with the prior written consent of the other Party.

16.2 Precautions

Each of the Parties will take such steps as lie within its power to procure that all of its Representatives to whom confidential information is disclosed will take all proper precautions to prevent any unauthorized disclosure of such confidential information.

16.3 Survival

This Clause 11 shall survive the completion and/or the termination of this Agreement.

12. NON-ASSIGNABILITY

This Agreement shall be binding on and shall enure for the benefit of the successors and assigns of the Parties but shall not be assigned by any Party without the prior written consent of all other Parties.

13. CONTINUING EFFECT OF AGREEMENT

The provisions of this Agreement (including without limitation the Warranties) shall, insofar as the same shall not have been fully performed at Completion, remain in full force and effect and survive the Completion.

14. AMENDMENTS

This Agreement shall not be amended, supplemented or modified except by a written instrument signed by all the Parties.

15. FURTHER ASSURANCE

The Vendor shall do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this Agreement.

16. NOTICES AND OTHER COMMUNICATION

16.1 Any notice or other communication to be given under this Agreement shall be in writing and may be delivered by hand or given by post or facsimile to the respective addresses of the Parties set out in this Agreement. Any such notice or communication shall be sent to the Party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch (provided that confirmation of despatch is produced) and if so sent by post shall be deemed to be received on the second (2nd) business day after the date of despatch.

16.2 For the purposes of Clause 16.1 above, the initial address and facsimile number of each Party are:

The Vendor

Cheng Yee Man Elaine

Address: No. 71, 3rd Street, Section D, Fairview Park, Yuen Long, N.T.

For the attention of: Board of Directors

The Purchaser

Ajia Corporate Systems Architecture Solution Limited

Address: Room 1001, 10/F., Grandmark, No. 10 Granville Road, Tsim Sha Tsui, Kowloon.

For the attention of: Board of Directors

The Company

Jiayu Insurance Finance Ltd

Address: Room 1001, 10/F., Grandmark, No. 10 Granville Road, Tsim Sha Tsui, Kowloon.

For the attention of: Board of Directors

17. COSTS AND EXPENSES

17.1 Each Party shall bear its own legal and professional fees, costs and expenses incurred in the negotiation, preparation and execution of this Agreement and all documents contemplated hereby.

17.2 Any stamp duty payable in respect of the transfer of the Sale Shares shall be borne as to 50% by the Vendor and as to 50% by the Purchaser. And the Vendor shall upon demand of the Purchaser pay its share of the stamp duty to the Purchaser to enable the Purchaser to cause the relevant instruments of transfer and bought and sold notes to be duly and promptly stamped within the statutory deadline.

18. COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

19. GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong and the parties hereto agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

<Intentionally leave blank>

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED by)
CHENG Yee Man Elaine,)
for and on behalf of)
)
in the presence of:-)

SIGNED by)
Yip Kwok Fai, director)
for and on behalf of)
Ajia Corporate Systems Architecture Solution Ltd)
in the presence of:-)

SIGNED by)
Wan Yin Ling, director)
for and on behalf of)
Jiayu Insurance Finance Ltd)
in the presence of:-)

SCHEDULE 1

PARTICULARS OF THE GROUP

PART A

Company

Name	:	Jiayu Insurance Finance Limited
Company Number	:	2086555
Date and place of incorporation	:	Hong Kong
Registered Office	:	Room 1001, 10/F., Grandmark, No. 10 Granville Road, Tsim Sha Tsui, Kowloon.
Issued share capital	:	2,100,000 issued shares

Registered and beneficial shareholders:

	Names of shareholders	Number of shares held	Percentage of shareholding
1	Cheng Yee Man Elaine	1,260,000	60%
2	Yip Kwok Fai	367,500	17.5%
3	Leung Hung Hin Samuel	367,500	17.5%
4	Ma Sai Ming	105,000	5%
	Total:	2,100,000	100%

Director	:	Wan Yn Ling, Yip Kwok Fai
Principal business	:	Insurance Broker

SCHEDULE 2

THE SALE SHARES

Names of Vendor	Number of Sale Shares to be sold by each Vendor to the Purchaser	Percentage of shareholding represented by the number of Sale Shares in the entire issued share capital of the Company as at Completion
1. Cheng Yee Man Elaine	1,071,000	51.00%
Total:	**1,071,000**	**51.00%**